AMENDMENT No. 7 AND TEMPORARY WAIVER

This AMENDMENT NO. 7 AND WAIVER (this "Amendment"), dated as of November 14, 2001 is by and among (a) PCD Inc. (the "Borrower"), (b) the Guarantors listed on the signature pages hereto (the "Guarantors" and together with the Borrower, the "Obligors"), (c) Fleet National Bank as Agent (in such capacity, the "Agent"), and (d) the other lending institutions listed on the signature pages hereto (collectively, the "Lenders").

WHEREAS, the Borrower, the Lenders, and the Agent are parties to that certain Loan Agreement, dated as of December 26, 1997 (as amended, the "Loan Agreement"), pursuant to which the Agent and the Lenders, upon certain terms and conditions, have agreed to make loans and otherwise extend credit to the Borrower;

WHEREAS, capitalized terms which are used herein without definition and which are defined in the Loan Agreement shall have the same meanings herein as in the Loan Agreement;

WHEREAS, pursuant to Section 5.1.25 of the Loan Agreement, the Borrower has agreed to deliver to the Agent and the Lenders, on or before September 10, 2001, an updated business plan for the Borrower and its Subsidiaries for the 2001 and 2002 fiscal years which shall, among other things, (i) demonstrate a reasonable likelihood that the Borrower and its Subsidiaries, on a consolidated basis, shall achieve, for each of the fiscal quarters ending September 30, 2002 and December 31, 2002, a minimum quarterly EBITDA of not less than $4,000,000; (ii) reflect the Borrower's ability to meet liquidity needs for the 2001 and 2002 fiscal year without requiring an increase in Maximum Revolving Credit Availability Amount; and (iii) be in all other respects satisfactory to the Majority Lenders. The Borrower has failed to comply with the provisions of Section 5.1.25 of the Loan Agreement (such non-compliance is referred to herein, as the "Specified Default");

WHEREAS, the parties contemplate that, on or before March 31, 2002, the Obligors, the Lenders and the Agent will enter into an overall restructuring of the credit facilities evidenced by the Financing Documents pursuant to an amendment or modification to or restatement thereof approved by all of the Lenders (it being understood that neither the Agent nor the Lenders shall be under any obligation to agree to any restructuring of, amendment to, restatement of, or modification or waiver of the credit facilities evidenced by the Financing Documents);

WHEREAS, the Obligors have requested that the Lenders and the Agent waive the Specified Default on a temporary basis until November 14, 2002 and amend certain of the terms and provisions of the Loan Agreement and the other Financing Documents as set forth herein; and

WHEREAS, the Lenders and the Agent have agreed, subject to the satisfaction of the conditions precedent set forth herein, to waive the Specified Default on a temporary basis until November 14, 2002 and to so amend the Loan Agreement and the other Financing Documents as set forth herein.

NOW, THEREFORE, the Obligors, the Lenders and the Agent hereby agree as follows:

1. Acknowledgement of Default. The Borrower acknowledges and agrees that the Specified Default constitutes a Default and an Event of Default under the Loan Agreement. The Borrower also acknowledges and agrees that the Agent and the Lenders may (other than during the Waiver Period referred to below), if they so elect, proceed further to enforce their rights and remedies under the Financing Documents to collect the Borrower's indebtedness to the Agent and the Lenders under, and the other Obligations evidenced by, the Financing Documents. The Borrower also acknowledges and agrees that, as a result of the Specified Default, the Lenders and the Agent are under no obligation (other than during the Waiver Period referred to below) to advance additional funds to, or otherwise extend credit on behalf of, the Borrower pursuant to the Loan Agreement. The Borrower agrees that the Obligations of the Borrower to the Agent and the Lenders as evidenced by or otherwise arising under the Loan Agreement and the other Financing Documents, except as otherwise expressly modified in this Amendment upon the terms set forth herein, are, by the Borrower's execution of this Amendment, ratified and confirmed in all respects and the Borrower confirms that the Obligations are not subject to any claims or defenses whatsoever.

2. Temporary Waiver. Subject to the satisfaction of the conditions precedent set forth herein and in consideration of and reliance upon the agreements of the Borrower contained herein, each of the Lenders agrees to waive, solely for the period from the date of the Specified Default until 5:00 p.m. (Boston time) on November 14, 2002 (the "Waiver Period"), the Specified Default. Such waiver shall automatically, and without any action, notice, demand or any other occurrence, expire as of the end of the Waiver Period. Upon the expiration of the Waiver Period, (i) the Lenders and the Agent shall retain all of the rights and remedies relating to the Specified Default (including, without limitation, the right to accelerate the Obligations and pursue their rights and remedies under the Financing Documents and applicable law) and (ii) the Specified Default shall be reinstated and shall be in full force and effect.

3. Amendments to the Loan Agreement. Effective as of the date hereof, the Loan Agreement shall be amended as follows:

(a) Definitions. Section 2.1 of the Loan Agreement is hereby amended by deleting the definition of "Maximum Revolving Credit Availability Amount" set forth therein and substituting in lieu thereof the following new definition:

"Maximum Revolving Credit Availability Amount means $16,000,000 (it being understood that any change to this definition shall not be construed as a change to the Commitment as described in Section 9.5(ii))."

(b) Financial Consultant. Section 5 of the Loan Agreement is amended by adding the following new Section 5.1.27 thereto:

"Section 5.1.27 Financial Consultant. The Agent shall be entitled to retain, either directly or through its counsel, an independent financial consultant (the "Consultant") to perform such valuations and analyses of the Borrower and its Subsidiaries as the Agent shall request. The Borrower shall, and shall cause its Subsidiaries, employees, consultants, attorneys and advisors to, cooperate with the Consultant. The Borrower shall pay the fees and expenses of the Consultant promptly, and in any event, not later than the close of business of the next Business Day after receipt of an invoice from the Consultant."

(c) Junior Capital. Section 5 of the Loan Agreement is amended by adding the following new Section 5.1.28 thereto:

"Section 5.1.28 Junior Capital.

(a) The Borrower shall, on or before January 31, 2002, deliver to the Agent and the Lenders an executed commitment letter with respect to the issuance by the Borrower of equity securities or subordinated debt securities (the "Commitment Letter"). Such commitment letter shall be in form and substance satisfactory to the Agent including, without limitation, with respect to the investors thereof, the amount of proceeds of such issuance, and the closing timetable for such investment. Without limiting the generality of the foregoing sentence, the net proceeds to the Borrower of such issuance shall not be less than $7,000,000. The Borrower shall, on or before March 31, 2002, close an issuance of equity securities or subordinated debt securities on terms and for the amount of proceeds described in the Commitment Letter.

(b) The Borrower shall, every other week (beginning and including the week of November 19, 2001), provide the Agent and the Lenders a written progress report on the status of obtaining the Commitment Letter and the financing represented thereby and shall promptly respond to any inquiries from the Agent and the Lenders regarding the status of obtaining the Commitment Letter and the financing represented thereby.

(c) Nothing contained herein shall limit or impair (i) the restrictions on Indebtedness contained in Section 5.2.8 hereof or (ii) the limitations on the occurrence of a Change of Control contained in Section 5.7.5 hereof."

(d) Events of Default. Section 6.1.6 of the Loan Agreement is hereby amended by adding the text ", 5.1.27, 5.1.28," immediately following the text "5.1.24, 5.1.25".

4. Credit to Certain Fees. There shall be credited to the amount of fees otherwise payable to the Agent and the Lenders pursuant to Section II.6 of the Fifth Amendment of Loan Agreement, dated as of March 6, 2000, among the Borrowers, the Guarantors, the Agent and the Lenders, the amount of the fees and expenses of the Consultant retained pursuant to Section 5.1.27 of the Loan Agreement and paid by the Borrower prior to such date; provided that (i) in no event shall such credit result in the amount of such fees being less than $0 and (ii) the provisions hereof shall not affect the amount of or timing of any other fees payable by the Borrower under the Financing Documents.

5. Other Defaults. The waiver set forth in Section 2 shall apply only to the Specified Default. No waiver with respect to any other Default or Event of Default, whether presently existing or hereafter arising, is granted hereby. Any obligation of the Lenders to make Loans shall at all times be subject to the satisfaction of the conditions precedent set forth in Section 3.1 of the Loan Agreement, exclusive, during the Waiver Period, of those conditions precedent relating to whether or not the Specified Default has occurred and is continuing. The Lenders and the Agent shall, at all times, retain all of the rights and remedies in respect of any Default or Event of Default under the Loan Agreement other than, during the Waiver Period, the Specified Default.

6. No Present Claims. Each Obligor acknowledges and agrees that: (a) none of the Obligors has any claim or cause of action against any of the Lenders or the Agent (or any of their directors, officers, employees, attorneys or agents); (b) none of the Obligors has offset rights, counterclaims or defenses of any kind against any of their obligations, indebtedness or liabilities to any of the Lenders or the Agent; and (c) each of the Lenders and the Agent have heretofore properly performed and satisfied in a timely manner all of their obligations to the Borrower and the other Obligors. The Lenders and the Agent wish (and the Obligors agree) to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the rights, interests, contracts, collateral security or remedies of the Lenders or the Agent. Therefore, each of the Obligors, on its own behalf and on behalf of each of its respective successors and assigns, hereby waives, releases and discharges the Lenders and the Agent (including their respective subsidiaries, parents and affiliates) and all of their directors, officers, employees, attorneys and agents, and their respective heirs, successors and assigns, from any and all claims, demands, actions or causes of action arising out of or in any way relating to the Financing Documents and any documents, instruments, agreements (including this Amendment), dealings or other matters connected with the Financing Documents, including, without limitation, all known and unknown matters, claims, transactions or things occurring on or prior to the date of this Amendment related to the Financing Documents. The waivers, releases, and discharges in this paragraph shall be effective regardless of any other event that may occur or not occur on or after the date hereof.

7. Representations and Warranties. The Borrower hereby represents and warrants to the Agent as of the date hereof:

(a) All of the representations and warranties made by the Borrower in the Loan Agreement and the other Financing Documents are true and correct on the date hereof as if made on and as of the date hereof, except to the extent that any of such representations and warranties relate by their terms to a prior date or relate to the Borrower's compliance with the provision referred to in the definition of "Specified Default" for the period of time referred to therein.

(b) The execution, delivery and performance by the Borrower of its obligations hereunder, and under the Loan Agreement as amended hereby, do not violate, constitute a default under, or result in the breach of, any agreement, instrument or indenture binding upon the Borrower or any of the Subsidiaries.

8. Conditions Precedent. This Amendment shall be effective as of the date hereof upon the satisfaction of the following conditions precedent:

(a) The Borrower, the Guarantors, and the Majority Lenders shall have executed and delivered to the Agent this Amendment.

(b) The Borrower shall have paid or reimbursed the Agent and each of the Lenders for all of the reasonable costs and expenses incurred by the Agent and each of the Lenders in connection with the preparation, execution, and delivery of this Amendment.

9. No Waiver. Except as otherwise expressly provided for in this Amendment, nothing in this Amendment shall extend to or affect in any way any of the rights or obligations of the Borrower or any Guarantor or any of the Agent's or the Lenders' obligations, rights and remedies arising under the Financing Documents, and neither the Agent nor any Lender shall be deemed to have waived any or all of its rights or remedies with respect to any Default or Event of Default existing on the date hereof or arising hereafter.

10. Expenses. The Borrower agrees to pay to the Agent and the Lenders upon demand (a) an amount equal to any and all reasonable out-of-pocket costs or expenses (including, without limitation, reasonable legal fees and disbursements, environmental assessment expenses, collateral audit and appraisal expenses) incurred or sustained by the Agent or any of the Lenders in connection with the preparation of this Amendment and related matters and (b) from time to time any and all reasonable out-of-pocket costs or expenses, legal fees, disbursements and other expenses hereafter incurred or sustained by the Agent or any of the Lenders in connection with the administration of credit extended by the Agent to the Borrower or the preservation of or enforcement of their rights under the Financing Documents or in respect of any of the Borrower's other obligations to the Agent and the Lenders. The Borrower agrees that the Agent and the Lenders may debit any account maintained by the Borrower (other than payroll accounts) with them to pay any fees, expenses and other amounts payable by the Borrower to the Agent and/or the Lenders under the Loan Agreement or hereunder. In addition, the Agent may instruct each depository institution with which the Agent shall have entered into an Agency Account Agreement to debit any account maintained by the Borrower with such depository institution and remit any amounts on deposit therein to the Agent in payment of such amounts.

11. Miscellaneous. This Amendment may be executed in counterparts, each of which may be delivered by telecopier. This Amendment shall constitute a Financing Document, as defined in the Loan Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

PCD INC.

By: /s/ John L. Dwight, Jr.
      Name: John L. Dwight, Jr.
      Title: Chairman

AGENT:
FLEET NATIONAL BANK, individually and
as Agent

By: /s/ Corinne M. Barrett
     Name: Corinne M. Barrett
     Title: Sr. Vice President

CITIZENS BANK OF MASSACHUSETTS

By: /s/ Lawrence E. Jacobs
     Name: Lawrence E. Jacobs
     Title: Vice President

COMERICA BANK - California, successor
by merger to Imperial Bank

By: /s/ Charles R. Bowman
     Name: Charles R. Bowman
     Title: Vice President

EASTERN BANK

By: /s/ Peter C. Scapicchio
     Name: Peter C. Scapicchio
     Title: Assistant Vice President

IBJ WHITEHALL BANK & TRUST COMPANY

By: .
     Name:
     Title:

FIRST UNION NATIONAL BANK

By: /s/ Ernest May
     Name: Ernest May
     Title: Assistant Vice President

FIRST SOURCE LOAN OBLIGATIONS TRUST
By: FIRST SOURCE FINANCIAL, INC., its Servicer and Administrator

By: /s/ Kathi J. Inorio
     Name: Kathi J. Inorio
     Title: Sr. Vice President

GUARANTORS:
WELLS-CTI INC.

By: /s/ John L. Dwight, Jr.
     Name: John L. Dwight, Jr.
     Title: Chairman

WELLS INTERNATIONAL CORPORATION INC.

By: /s/ John L. Dwight, Jr.
     Name: John L. Dwight, Jr.
     Title: Chairman

WELLS JAPAN KABAUSHIKI KAISHA

By: /s/ John L. Dwight, Jr.
     Name: John L. Dwight, Jr.
     Title: Director

PCD CONTROL SYSTEMS INTERCONNECT, INC.

By: /s/ John L. Dwight, Jr.
     Name: John L. Dwight, Jr.
     Title: President

PCD USVI, INC.

By: /s/ John L. Dwight, Jr.
     Name: John L. Dwight, Jr.
     Title: President